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                           PACIFICORP STOCK INCENTIVE PLAN


     PacifiCorp, an Oregon corporation (the "Company"), amends and restates its 1996 Stock Retention Plan, as adopted effective August 14, 1996, to provide in its entirety as set forth herein. The 1996 Stock Retention Plan, as amended and restated (the "Plan"), shall be renamed the PacifiCorp Stock Incentive Plan and shall govern awards made on or after the date the Plan is approved by the Company's board of directors (the "Board of Directors"). The amendment and restatement of the Plan will not affect the terms of any outstanding awards.

     1. PURPOSE. The purpose of this Plan is to enable the Company to attract and retain the services of and provide performance incentives to (1) selected employees, officers and directors of the Company or of any subsidiary of the Company ("Employees") and (2) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any subsidiary.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 14, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 14,500,000 shares, all of which may be issued pursuant to the exercise of options granted pursuant to the Plan. The shares issued under the Plan may be authorized and unissued shares or reacquired shares or shares acquired in the market; provided, however, that the Company will not directly issue any shares pursuant to the Plan or take any action pursuant to the Plan that would require approval of the public utility regulatory authorities having jurisdiction over issuances of securities by the Company until it has received all such required approvals. Prior to receipt of such approvals, any shares of Common Stock to be issued pursuant to the Plan will be acquired in the market. Subject to the foregoing limitations, (a) if any award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such award shall again be available under the Plan and (b) if shares sold or awarded under the Plan are forfeited to the Company or repurchased by the Company, that number of shares shall again be available under the Plan.

     3.   EFFECTIVE DATE AND DURATION OF PLAN.

          (a) EFFECTIVE DATE. The Plan (as amended and restated) shall become effective on the date adopted by the Board of Directors. Awards may be granted and shares may be awarded or sold under the Plan at any time after the effective date and before termination of the Plan.

          (b) DURATION. The Plan shall continue in effect for a period of ten years from the date adopted by the Board of Directors, subject to earlier termination by the Board of Directors. The Board of Directors may suspend or terminate the Plan at any


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time, except with respect to awards then outstanding under the Plan.
Termination shall not affect the terms of any outstanding awards.

     4.   ADMINISTRATION.

          (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan.
 The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

          (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15.

          (c) OFFICER. The Board of Directors or the Committee, as applicable, may delegate to an executive officer of the Company authority to administer those aspects of the Plan that do not involve the designation of individuals to receive awards or decisions concerning the timing, amounts or other terms of awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

     5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6; (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 6; (iii) award stock as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant dividend equivalent rights as provided in paragraph 11; (viii) grant Performance-based Rights as provided in paragraph 12 and (ix) grant foreign qualified awards as provided in paragraph 13. Any such awards may be made to Employees, including Employees who are officers or

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directors, and to other individuals described in paragraph 1 whom the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only Employees shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Unless otherwise determined by the Board of Directors with respect to an award, each option, stock appreciation right, cash bonus right, dividend equivalent right or performance-based right granted pursuant to the Plan by its terms shall be nonassignable and nontransferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the recipient's domicile at the time of death. No fractional shares shall be issued in connection with any award. In lieu of any fractional shares, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share. No Employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 3,000,000 shares of Common Stock in any consecutive three-year period.

     6. OPTION GRANTS. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option and any other terms of the grant, all of which shall be set forth in an option agreement between the Company and the optionee. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the Code and applicable regulations.
Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option less the number of shares surrendered or withheld in connection with the exercise of the option and the number of shares surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18.

     7. STOCK AWARDS. The Board of Directors may award shares under the Plan as stock bonuses or otherwise. The aggregate number of shares that may be awarded pursuant to this provision shall not exceed 1,500,000 shares. Shares awarded pursuant to this paragraph shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. Upon the issuance of a stock award, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph 18.

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     8.   PURCHASED STOCK.  The Board of Directors may issue shares under the
Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. Upon the issuance of purchased stock, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph 18.

     9.   STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

          (b) EXERCISE. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors. The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Upon the exercise of a stock appreciation right for shares, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock available for issuance under the Plan.

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     10.  CASH BONUS RIGHTS.  The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. The payment of a cash bonus shall not reduce the number of shares of Common Stock available for issuance under the Plan. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. A cash bonus right granted in connection with a stock award pursuant to paragraph 7 or purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus payable when the stock award is awarded or the shares are purchased or restrictions, if any, to which the stock is subject lapse. If the stock awarded or the shares purchased are subject to restrictions and are repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock awarded or shares purchased shall terminate and may not be exercised.

     11. DIVIDEND EQUIVALENT RIGHTS. The Board of Directors may grant dividend equivalent rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock awarded or previously awarded, (iv) shares sold or previously sold under the Plan or (v) as a freestanding award. The terms and conditions of a dividend equivalent right shall be specified by the Board of Directors at the time of grant. Each dividend equivalent right shall entitle the recipient to receive an amount based on cash dividends that would be payable with respect to the number of shares specified in connection with the grant of the dividend equivalent right (or other award to which it relates) if such shares had been held by the recipient during the period specified in connection with such grant. Payment with respect to a dividend equivalent right shall be made, subject to the limitations set forth in paragraph 2, at the discretion of the Board of Directors, in cash or in shares or in any combination thereof. Upon the exercise of a dividend equivalent right for shares, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph 18. Cash payments of dividend equivalent rights shall not reduce the number of shares of Common Stock available for issuance under the Plan.

     12. PERFORMANCE-BASED AWARDS. The Board of Directors may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards shall be denominated at the time of grant either in shares of Common Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, subject to the limitations set forth in paragraph 2, in shares of Common Stock ("Performance Shares"), or in cash or in any

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combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

          (a) AWARD PERIOD. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the "Award Period").

          (b) PERFORMANCE GOALS AND PAYMENT. The Board of Directors shall establish in writing objectives ("Performance Goals") that must be met by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business
Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, cash flows or any of the foregoing (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to paragraph 12(d)). The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

          (c) COMPUTATION OF PAYMENT. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

          (d) MAXIMUM AWARDS. No participant may receive Stock Performance Awards in any fiscal year under which the maximum number of shares issuable under the award, when aggregated with the shares issuable under any awards made in the immediately preceding two fiscal years, exceeds 500,000 shares or Dollar Performance Awards in any fiscal year under which the maximum amount of cash payable under the award, when aggregated with the amount of cash payable under awards made in the immediately preceding two fiscal years, exceeds an aggregate of $3,000,000.

          (e)  EFFECT ON SHARES AVAILABLE.  The payment of a
Performance-based Award in cash shall not reduce the number of shares of Common Stock available for issuance under the Plan. The number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares issued upon payment of an

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award, less the number of shares surrendered or withheld to satisfy withholding obligations.

     13. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such Employees and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted by the Plan.

     14.  CHANGES IN CAPITAL STRUCTURE.

          (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

          (b) MERGERS, REORGANIZATIONS, ETC. The Board of Directors may include such terms and conditions, including without limitation, provisions relating to acceleration in the event of a change in control, as it deems appropriate in connection with any award under the Plan with respect to a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"). Notwithstanding the foregoing, in the event of a Transaction, the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Incentive Stock Options or Non-Statutory Stock Options under the Plan:

               (i) Outstanding options shall remain in effect in accordance with their terms.

               (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the

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     Transaction.  The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

               (iii) The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

          (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 14(b)(iii).

          (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

     15. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 9, 10 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

     16. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter, including without limitation, public utility regulatory authorities. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws or any applicable law relating to the issuance of securities by a public utility.

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     17.  EMPLOYMENT AND SERVICE RIGHTS.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     18. TAXES. Each participant who has received an award under the Plan shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this withholding obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

     19. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

Approved by the Board of Directors:  February 12, 1997

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